                   FILED BY:  AMERICAN CENTURY STRATEGIC ASSET ALLOCATIONS, INC.
                                                  PURSUANT TO RULE 425 UNDER THE
                                              SECURITIES ACT OF 1933, AS AMENDED

            SUBJECT COMPANY:  AMERICAN CENTURY STRATEGIC ASSET ALLOCATIONS, INC.
                                       SEC REGISTRATION STATEMENT NO. 333-140911

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We're waiting on your proxy vote. Please vote today.

Our  records  indicate  that we have not  received  your  vote on the  proxy you received from American Century Investments. Because your vote is truly important to us, we've extended the voting time and resent your voting  materials.  Please vote today.

To vote,  use the control  number and phone number or Web address  shown on your enclosed vote card.

PLEASE REMEMBER, THE BOARD OF DIRECTORS/TRUSTEES  HAS UNANIMOUSLY  RECOMMENDED A
VOTE "FOR" THE PROPOSAL(S) DETAILED IN YOUR PROXY STATEMENT.

Thank you for your prompt attention to this matter.

THE  AMERICAN  CENTURY  FUNDS HAVE FILED  PROXY  STATEMENTS  AND OTHER  RELEVANT
DOCUMENTS WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION (SEC).  INVESTORS ARE
URGED TO READ THESE DOCUMENTS  BECAUSE THEY CONTAIN IMPORTANT  INFORMATION.  YOU
CAN OBTAIN THESE DOCUMENTS FREE OF CHARGE AT THE SEC WEB SITE (WWW.SEC.GOV).  IN
ADDITION,  THE PROXY  STATEMENTS  FILED  WITH THE SEC BY  AMERICAN  CENTURY  ARE
AVAILABLE FREE OF CHARGE BY CALLING 1-877-256-6083.

                              # # # # # # # # # #

(Logo)

We're waiting on your proxy vote. Please vote today.

Our  records  indicate  that we have not  received  your  vote on the  proxy you received from American Century Investments. Because your vote is truly important to us,  we've  extended  the voting time and  expedited  your voting  materials.
Please vote today.

To vote,  use the control  number and phone number or Web address  shown on your enclosed vote card.

PLEASE REMEMBER, THE BOARD OF DIRECTORS/TRUSTEES  HAS UNANIMOUSLY  RECOMMENDED A
VOTE "FOR" THE PROPOSAL(S) DETAILED IN YOUR PROXY STATEMENT.

Thank you for your prompt attention to this matter.

THE  AMERICAN  CENTURY  FUNDS HAVE FILED  PROXY  STATEMENTS  AND OTHER  RELEVANT
DOCUMENTS WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION (SEC).  INVESTORS ARE
URGED TO READ THESE DOCUMENTS  BECAUSE THEY CONTAIN IMPORTANT  INFORMATION.  YOU
CAN OBTAIN THESE DOCUMENTS FREE OF CHARGE AT THE SEC WEB SITE (WWW.SEC.GOV).  IN
ADDITION,  THE PROXY  STATEMENTS  FILED  WITH THE SEC BY  AMERICAN  CENTURY  ARE
AVAILABLE FREE OF CHARGE BY CALLING 1-877-256-6083.